Exhibit 99.5

[Letterhead of KPMG LLP]

Report of Independent Registered Public Accounting Firm

The Board of Directors
The Student Loan Corporation:

We have examined management’s assertion, included in the accompanying Management Report on The Student Loan Corporation’s Compliance, as Administrator, with the Requirements of the Administration Agreement that The Student Loan Corporation complied with the Administration Agreement, Sections 2, 3, 4, 5, 6, 7 and 8, dated as of March 27, 2002, between the SLC Student Loan Trust-I, as Issuer, and The Student Loan Corporation, as Administrator, for the year ended December 31, 2004. Management is responsible for The Student Loan Corporation’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about The Student Loan Corporation’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about The Student Loan Corporation’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on The Student Loan Corporation’s compliance with specified requirements.

We have been informed that, under The Student Loan Corporation’s interpretation regarding compliance with the Administration Agreement, Sections 2, 3, 4, 5, 6, 7 and 8, dated as of March 27, 2002, between The Student Loan Corporation and SLC Student Loan Trust-I, the criteria set forth in Appendix 1 is suitable for attesting to management’s assertion referred to above.

In our opinion, management’s assertion that The Student Loan Corporation complied with the aforementioned requirements for the year ended December 31, 2004 is fairly stated, in all material respects, based upon the criteria set forth in Appendix I.

This report is intended solely for the information and use of the Board of Directors and managements of The Student Loan Corporation and the SLC Student Loan Trust-I and Indenture Trustee and is not intended to be and should not be used by anyone other than these specified parties.

/s/ KPMG LLP

New York, New York
March 31, 2005

Appendix I

Attestation Procedures

We have been informed that, under The Student Loan Corporation’s interpretation regarding compliance with the Administration Agreement, Sections 2, 3, 4, 5, 6, 7 and 8, dated as of March 27, 2002, between The Student Loan Corporation and SLC Student Loan Trust-I, the criteria set forth below is suitable for attesting to management’s assertion referred to in our report:

Obtain and read the Administration Agreement (the “Agreement”).

Obtain written representation from The Student Loan Corporation management stating that The Student Loan Corporation complied with the administration requirements in Sections 2, 3, 4, 5, 6, 7 and 8 of the Administration Agreement during the period from January 1, 2004 through December 31, 2004.

Obtain and read The Student Loan Corporation management’s Annual Administrator's Certificate to SLC Student Loan Trust-I stating that The Student Loan Corporation performed, in all material respects, all of its obligations under the Agreement during the period from January 1, 2004 through December 31, 2004, and no default in the performance of such obligations had occurred or was continuing.

Obtain an understanding of The Student Loan Corporation’s due diligence reviews of CFS-SunTech Servicing LLC, including monthly reviews of collection activity on borrower’s accounts by performing the following procedure:

•	For due diligence reviews, select a sample of 4 monthly reviews with respect to CFS-SunTech Servicing LLC to determine monthly review of collection activity on borrower’s accounts is being performed by The Student Loan Corporation.

Obtain an understanding of The Student Loan Corporation’s reporting procedures, including the preparation and submission of the Servicer’s Certificate, Statements to Noteholders and 8-K filings by performing the following procedures:

•	For the Servicer’'s Certificate, Statements to Noteholders and 8-K filings, select a sample of two months (“the sample”) from 2004.

	a)	Obtain and read Servicer’s Certificate for the select months in the sample to determine the preparation and submission of the Servicer’s Certificate.

	b)	Obtain and read Statements to Noteholders for the select months in the sample to determine the preparation and submission of the Statements to Noteholders.

	c)	Obtain proof of 8-K filings for the select months in the sample to determine the submission of the filings.

Obtain an understanding of The Student Loan Corporation’s procedures with respect to the Revenue Account, Reserve Fund and Operating Fund by performing the following procedure:

•	For the Revenue Account, Reserve Fund and Operating Fund, select a sample of two dates in 2004 and obtain and inspect proof of proper deposits and withdrawals related to transactions posted on those specified dates.

Management Report on The Student Loan Corporation's Compliance, as Administrator, with the Requirements of the Administration Agreement

Management of The Student Loan Corporation, as Administrator, is responsible for compliance with the Administration Agreement, Sections 2, 3, 4, 5, 6, 7 and 8 dated as of March 27, 2002, between the SLC Student Loan Trust-I, as Issuer, and The Student Loan Corporation, as Administrator, for the year ended December 31, 2004.

Management has performed an evaluation of The Student Loan Corporation's compliance with the Administration Agreement, Sections 2, 3, 4, 5, 6, 7 and 8, for the year ended December 31, 2004. Based upon this evaluation, management believes that, for the year ended December 31, 2004, The Student Loan Corporation, as Administrator, was in compliance with the Administration Agreement, Sections 2, 3, 4, 5, 6, 7 and 8.

/s/ Daniel P. McHugh                                                                             March 31, 2005
Daniel P. McHugh                                                                                         Date
Chief Financial Officer
The Student Loan Corporation, as Administrator